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                                                                      EXHIBIT 11




                    CTB International Corp. and Subsidiaries
            Diluted Earnings Per Common and Common Equivalent Share
                    Three Months Ended June 30, 1997 and 1998
                                 (In thousands)


                                                             Three Months Ended         Six Months Ended
                                                                  June 30,                  June 30,
                                                           ---------------------      ---------------------
                                                             1997         1998          1997         1998
                                                           --------     --------      --------     --------
ACTUAL

Net Income                                                 $  4,649     $  2,911      $  5,567     $  4,298
                                                           ========     ========      ========     ========

Average number of common shares outstanding                   7,259       12,797         7,257       12,817

Common equivalent shares
      Stock Options                                             393          387           387          387
                                                           --------     --------      --------     --------

      Total average common and common
         equivalent shares outstanding                        7,652       13,184         7,644       13,204
                                                           ========     ========      ========     ========

Earnings income per common and common equivalent share     $   0.61     $   0.22      $   0.73     $   0.33
                                                           ========     ========      ========     ========





PRO FORMA

Net Income                                                 $  6,237     $  2,911      $  8,314     $  4,298
                                                           ========     ========      ========     ========


Pro forma average number of common shares outstanding (1)    12,925       12,797        12,925       12,817

Pro forma common equivalent shares (1)
      Stock Options                                             414          387           414          387
                                                           --------     --------      --------     --------

      Total pro forma average common and common
         equivalent shares outstanding                       13,339       13,184        13,339       13,204
                                                           ========     ========      ========     ========

Pro forma diluted earnings per common and common
      equivalent share (1)                                 $   0.47     $   0.22      $   0.62     $   0.33
                                                           ========     ========      ========     ========


   (1) Pro forma earnings common and common equivalent share is calculated by dividing net income by the pro forma weighted average common and common equivalent shares outstanding, after giving effect to the following transactions as if they had been completed on January 1, 1997: (i) the Stock Split, (ii) the Preferred Stock Exchange, (iii) the Preferred Stock Redemption and (iv) the Offering.